Exhibit 99.1     Press Release

Extension of Warrants

The Board of Directors of Sterling Group Ventures Inc. (“the Company”) announces that the Company has reduced the exercise price of the Series “A” Share Purchase Warrants (3.8175 million) from $0.75 to $0.50 and extended the terms of the Series “A” Share Purchase Warrants outstanding (3.8175 million) for two years to the earlier of:

(i) February 16, 2008; and

(ii) The 90th day after the day on which the weighted average trading price of the Company’s shares exceed $0.85 per share for 30 consecutive trading days.

Upon exercise of the Purchase Warrant at $0.50, the holder will receive one Common Share of the Company and an Additional Warrant exercisable at $1.00. The term of the Additional warrant will be adjusted accordingly to expire one year after the occurrence of either (i) or (ii) as described above. The Share Purchase Warrants were originally issued in a private placement commencing in February 2004.

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business.

ON BEHALF OF THE BOARD OF DIRECTORS
(Signed)
Raoul Tsakok, Chairman
For further information, contact: Raoul Tsakok, Chairman, Christopher Tsakok, MBA
Phone: (604) 893-8891      Fax: (604) 408-8515